CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2025, relating to the financial statements and financial highlights of Fundamentals First ETF, a series of Mason Capital Fund Trust, for the period ended June 30, 2025, which are included in Form N-CSR and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus, and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
October 24, 2025